RULE 424(b)(3)
                                        REGISTRATION NO. 33-65119

PRICING SUPPLEMENT NO. 8     TO PROSPECTUS DATED FEBRUARY 7, 1996
                                (As supplemented April 18, 1996)

          INTERNATIONAL BUSINESS MACHINES CORPORATION

                      MEDIUM-TERM NOTES
                      (Fixed Rate Note)

          (Due One Year or More from Date of Issue)

Designation: Fixed Rate                 Original Issue Date:
  Medium-Term Notes Due                   January 28, 1997
  January 28, 1998

Principal Amount:  $400,000,000         Maturity Date:
                                          January 28, 1998

Issue Price (as a percentage of         Regular Record Dates:
  Principal Amount):  99.98%              Fifteenth calendar day,
                                          whether or not a Business
                                          Day, immediately preceding
                                          the corresponding Interest
                                          Payment Date

Interest Rate:  5.67%                   Interest Payment Dates
                                          July 28, 1997 and Maturity Date


Commission or discount (as              CUSIP: 45920Q AH7
a percentage of Principal
Amount):  0.02%

Redemption Provisions:
  The Notes are not redeemable
  by the Company.

                                                Form: [X] Book-Entry
                                                     [   ] Certified

This Pricing Supplement supplements and, to the extent inconsistent therewith, amends the description of the Notes referred to above in the accompanying Prospectus Supplement and Prospectus.




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INTEREST

Interest on the Notes will be calculated based on a year of 360 days consisting of 12 months of 30 days each.

If any payment of principal or interest is due on a day that is not a Business Day, that payment may be made on the next succeeding Business Day. No additional interest will accrue as a result of the delay in payment. For purposes of the offering made hereby, "Business Day" as used herein and in the accompanying Prospectus Supplement means each day on which commercial banks and foreign exchange markets settle payments in The City of New York. Capitalized terms used but not defined herein have the meanings assigned in the accompanying Prospectus Supplement and Prospectus.

REDEMPTION

The Notes are not redeemable by the Company.




PLAN OF DISTRIBUTION

The Notes will be sold to Credit Suisse First Boston Corporation at the Issue Price set forth above for resale to one or more investors at varying prices related to prevailing market prices at the time of resale.

Dated:  January 23, 1997